                            ASSET PURCHASE AGREEMENT

                                    BETWEEN

                         BENCHMARK/MANASSAS CABLE FUND
                              LIMITED PARTNERSHIP

                                      AND

                             JONES INTERCABLE, INC.

                                     DATED

                                  MAY 31, 1995





                                  Exhibit 2.1

                               TABLE OF CONTENTS

1.  Certain Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
2.  Purchase and Sale of the Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         2.1   Agreement to Purchase and Sell . . . . . . . . . . . . . . . . . . . . . . . . .    8
         2.2   Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         2.3   Deposit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         2.4   Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         2.5   Subscriber Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         2.6   Current Items Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         2.7   Subscriber Adjustment and Current Items Amount Calculated  . . . . . . . . . . .   11
         2.8   Assumption of Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
3.  Seller's Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         3.1   Organization and Qualification . . . . . . . . . . . . . . . . . . . . . . . . .   12
         3.2   Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         3.3   System Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         3.4   No Other Operators . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         3.5   Title and Condition of Personal Property . . . . . . . . . . . . . . . . . . . .   13
         3.6   Franchises, Licenses, and Contracts  . . . . . . . . . . . . . . . . . . . . . .   14
         3.7   No Conflicts; Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         3.8   Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         3.9   Employment Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         3.10  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         3.11  Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         3.12  No Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         3.13  Compliance with Legal Requirements . . . . . . . . . . . . . . . . . . . . . . .   17
         3.14  Environmental Laws and Regulations . . . . . . . . . . . . . . . . . . . . . . .   20
         3.15  Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         3.16  Non-Infringement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         3.17  Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         3.18  Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         3.19  Bonds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         3.20  Accuracy of Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         3.21  Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         3.22  Taxpayer Identification Number . . . . . . . . . . . . . . . . . . . . . . . . .   23
4.  Buyer's Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         4.1   Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         4.2   Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         4.3   Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         4.4   Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         4.5   Taxpayer Identification Number . . . . . . . . . . . . . . . . . . . . . . . . .   24

5.  Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         5.1   Seller's Pre-Closing Obligations . . . . . . . . . . . . . . . . . . . . . . . .   24
         5.2   Engineering Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         5.3   Employees of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         5.4   Forms 394  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         5.5   HSR Act Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         5.6   Billing Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         5.7   Financial Reporting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         5.8   Programming Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         5.9   Current Proceedings and Post-Closing Rate Proceedings  . . . . . . . . . . . . .   29
6.  Conditions Precedent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         6.1   Conditions Precedent to Buyer's Obligations  . . . . . . . . . . . . . . . . . .   30
         6.2   Conditions Precedent To Seller's Obligations . . . . . . . . . . . . . . . . . .   32
7.  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         7.1   Time and Place . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         7.2   Adjustments for Extended Outside Closing Date  . . . . . . . . . . . . . . . . .   34
         7.3   Seller's Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         7.4   Buyer's Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
8.  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         8.1   Termination Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         8.2   Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
9.  Survival of Representations and Indemnity . . . . . . . . . . . . . . . . . . . . . . . . .   37
         9.1   Survival of Representations, Warranties and Covenants  . . . . . . . . . . . . .   37
         9.2   Seller's Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         9.3   Buyer's Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         9.4   Procedure for Indemnified Third Party Claim  . . . . . . . . . . . . . . . . . .   39
         9.5   Determination of Indemnification Amounts . . . . . . . . . . . . . . . . . . . .   39
         9.6   Indemnity Escrow . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
10.  Confidentiality and Press Releases . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         10.1  Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         10.2  Press Releases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
11.  Brokerage Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
12.  Casualty Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
13.  Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         13.1  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         13.2  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         13.3  Assignment; Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
         13.4  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
         13.5  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
         13.6  Collection of Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
         13.7  Entire Agreement; Amendments; and Waivers  . . . . . . . . . . . . . . . . . . .   44

         13.8  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
         13.9  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
         13.10 Schedules and Exhibits; Headings . . . . . . . . . . . . . . . . . . . . . . . .   45
         13.11 Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
         13.12 Third Parties; Joint Ventures  . . . . . . . . . . . . . . . . . . . . . . . . .   45
         13.13 Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
         13.14 Allocation of the Purchase Price . . . . . . . . . . . . . . . . . . . . . . . .   45

EXHIBITS TO THE AGREEMENT
Exhibit A-1        Form of Noncompetition Agreement
Exhibit A-2        Form of Noncompetition Agreement for C. Philip Rainwater
Exhibit B          Form of Indemnity Escrow Agreement
Exhibit C          Form of Franchise Transfer Consent
Exhibit D          Form of Third Party Consent
Exhibit E          Form of Bill of Sale
Exhibit F          Form of Opinion of Seller's Counsel
Exhibit G          Form of Assignment and Assumption Agreement
Exhibit H          Opinion of Buyer's Counsel



SCHEDULES TO THE AGREEMENT
Schedule 3.3       System Information
Schedule 3.4       Other Operators
Schedule 3.5       Personal Property
Schedule 3.6       Franchises, Licenses and Contracts
Schedule 3.7       Conflicts
Schedule 3.8       Litigation and Other Proceedings
Schedule 3.13.1    Violations of Legal Requirements
Schedule 3.13.2    Requests for Network Nonduplication and Syndex
Schedule 3.13.4    Current Proceedings
Schedule 3.15      Real Property
Schedule 3.19      Bonds
Schedule 5.1.2     Marketing, Advertising and Promotional Activities
                     and Expenditures

                            ASSET PURCHASE AGREEMENT

             THIS ASSET PURCHASE AGREEMENT ("Agreement") is made as of the 31st day of May, 1995, by and between JONES INTERCABLE, INC., a Colorado corporation ("Buyer"), and BENCHMARK/MANASSAS CABLE FUND LIMITED PARTNERSHIP, a Virginia limited partnership ("Seller").

                                    RECITALS

             A. Seller owns and operates a cable television system that is franchised or holds other operating authority and operates in the communities of Manassas and Haymarket, Virginia and certain portions of Prince William County, Virginia.

             B. Seller desires to sell, and Buyer desires to purchase, substantially all of the assets comprising the System, on the terms and conditions set forth in this Agreement.

                                  AGREEMENTS

             In consideration of the mutual promises and covenants hereinafter set forth, and for other consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

             1.      CERTAIN DEFINITIONS.

             As used in this Agreement, the following terms, whether in singular or plural form, shall have the following meanings:

             1.1 "Accounts Receivable" means the rights of Seller to payment for services rendered by Seller prior to the Closing Date in connection with the operation of the System, as reflected on the billing records of Seller.

             1.2     "Assumed Contracts" means (i) all Contracts listed in
    Schedule 3.6 hereto designated with an asterisk to indicate that such Contracts will be assumed by Buyer; (ii) any Contracts entered into by Seller in the ordinary course of business and as permitted by this Agreement between the date hereof and the Closing Date which would have been listed on Schedule 3.6 had they been in existence on the date hereof, other than Contracts which would involve any payment by Buyer after the Closing of more than $5,000 or are for retransmission consent or programming for which Buyer has not given its prior written approval; and (iii) subscription agreements with individual residential subscribers for the cable services provided by the System.

             1.3 "Basic Subscriber" means each residential customer or resident of a multiple dwelling unit who pays directly to Seller for Limited Basic Service (as described in Schedule 3.3) (either alone or in combination with any other service) from the System, and (i) who has been a subscriber for at least two months and who has paid at least two months' payment in full without discount (or, for purposes of Section 2.5 only, who has been a subscriber for less than two months, provided that any such subscriber remains a subscriber after the Closing Date for the remainder of such two-month period and pays in full without discount for each such month within 60 days after the billing date); (ii) whose payment for service is not more than 60 days past due from the billing date (provided that a subscriber's account shall not be considered past due as a result of unpaid amounts not exceeding $5.00 in respect of (A) customary late charges imposed by Seller and/or (B) disputed amounts); and (iii) who has not given or been given notice of termination and who, consistent with Seller's standing policy, should not have been given notice of termination.

             1.4 "Bulk Subscriber" means any commercial establishment (e.g., any hotel or motel) or multiple dwelling unit establishment (e.g., any apartment, condominium or cooperative building) served by the System that pays a bulk rate for the System's Limited Basic Service (either alone or in combination with any other service), provided that such establishment
    (i) has been a bulk subscriber for at least two months and has paid at least two months' payment in full without discount, together with any applicable installation fee; (ii) is not delinquent in any payment for any such service; and (iii) has not given or been given notice of termination, and, consistent with Seller's disconnect policy for bulk accounts, should not have been given notice of termination. A Bulk Subscriber shall be deemed to be delinquent if any part of such establishment's account with Seller is more than 60 days past due from the first day of the period to which any outstanding bill relates.

             1.5 "Closing" means the consummation of the transaction contemplated by this Agreement in accordance with the provisions of Section 7.

             1.6     "Closing Date" means the date of the Closing.

             1.7 "Consents" means all of the consents, permits or approvals required under the Franchises, Licenses, Assumed Contracts or under any Legal Requirement or otherwise for (i) Seller to transfer the Assets to Buyer or otherwise to consummate lawfully the transaction contemplated hereby; (ii)

    Buyer to conduct the business of the System and to own, lease, use and operate the Assets at the places and in all material respects in the manner in which the business of the System is conducted as of the date of this Agreement and on the Closing Date and (iii) Buyer to assume and perform the Franchises, Licenses and Assumed Contracts.

             1.8 "Contracts" means all leases, private easements, private rights-of-way, multiple dwelling unit agreements, programming agreements, pole attachment and conduit agreements, subscriber agreements and other agreements, written or oral (including any amendments and other modifications thereto) to which Seller is a party and which affect the Assets or the business or operations of the System in any material respect, and (i) which are in effect on the date hereof, or (ii) which are entered into by Seller in the ordinary course of business as permitted by this Agreement between the date of this Agreement and the Closing Date.

             1.9 "Environmental Laws" means any federal, state or local law or regulation relating to the pollution or protection of air, land or water, or any combination thereof.

             1.10 "Equivalent Billing Units" means that number of subscribers to the System calculated by dividing by $27.15 the sum of the aggregate monthly billings, before nonrecurring charges or credits, for the month in which such calculation is being made, attributable to (i) the Basic Subscribers for Limited Basic Service, Standard Tier Service (as described in Schedule 3.3) and Super 2 Service (as described in Schedule 3.3) (excluding billings in each instance for service in any month other than the month for which the Equivalent Billing Units are being calculated and charges relating to services other than Limited Basic Service, Standard Tier Service and Super 2 Service, such as, without limitation, charges for remotes, cable guides, premium services, taxes, copyright fees and late charges) and (ii) commercial revenues of the Bulk Subscribers (excluding billings in each instance for service in any month other than the month for which the Equivalent Billing Units are being calculated). For purposes of making the calculation in this formula, payments on account of monthly billings to a subscriber will be deemed to be due on the first day of the month during which the service to which the billing relates is provided.

             1.11 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and rules and regulations promulgated thereunder and published interpretations with respect thereto.

             1.12    "FCC" means the Federal Communications Commission.

             1.13 "Franchises" means all municipal, county, and state franchises, franchise applications (if any), authorizations and permits relating to the System, other than the Licenses.

             1.14 "General Partners" means R. Calvin Sutliff, Jr. and C. Philip Rainwater, individually, and Benchmark Communications Limited Partnership, a Maryland limited partnership, the general partners of Seller.

             1.15 "Governmental Authority" means (i) the United States of America, any state, commonwealth, territory, or possession thereof and any political subdivision or quasi-governmental authority of any of the same, including but not limited to courts, tribunals, departments, commissions, boards, bureaus, agencies, counties, municipalities, provinces, parishes, and other instrumentalities, and (ii) any foreign (as to the United States of America) sovereign entity, including but not limited to nations, states, republics, kingdoms and principalities, any state, province, commonwealth, territory or possession thereof, and any political subdivision, quasi-governmental authority, or instrumentality of any of the same.

             1.16 "Hazardous Substances" means (i) any "hazardous waste" as defined by the Resources Conservation and Recovery Act of 1976 ("RCRA") (42 U.S.C. Section 6901 et seq.), as amended, and rules and regulations promulgated thereunder; (ii) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.) ("CERCLA"), as amended, and rules and regulations promulgated thereunder; (iii) any substance regulated by the Toxic Substances Act ("TSCA") (42 U.S.C. Section 2601 et seq.), as amended, and rules and regulations promulgated thereunder; (iv) asbestos; (v) polychlorinated biphenyls; (vi) any substances regulated under the provisions of Subtitle I of RCRA relating to underground storage tanks; and
    (vii) any substance in quantities or concentrations of which the presence, use, treatment, storage or disposal of which on the Real Property is prohibited by any Environmental Law.

             1.17 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

             1.18 "Judgment" means any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge, and any order of or by any Governmental Authority.

             1.19 "Knowledge" of any Person of or with respect to any matter means that such Person (if a natural person) or any of the officers, directors, and senior managers of such Person (if not a natural Person) has actual awareness or knowledge of such matter.

             1.20 "Legal Requirements" means applicable common law and any applicable statute, ordinance, code or other law, rule, regulation, order, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority, including Judgments.

             1.21 "Licenses" means all domestic satellite, business radio, CARS, microwave and other licenses, and all authorizations and permits relating to the System granted to Seller by any Governmental Authority, except the Franchises or any public easements or rights-of-way related thereto.

             1.22 "Lien" means any security agreement, financing statement filed with any Governmental Authority, conditional sale or other title retention agreement, any lease, consignment or bailment given for purposes of security, any lien, mortgage, indenture, pledge, option, encumbrance, adverse interest, constructive trust or other trust, claim, attachment, exception to or defect in title or other ownership interest (including but not limited to reservations, rights of entry, possibilities of reverter, encroachments, easement, rights-of-way, restrictive covenants, leases and licenses) of any kind, which otherwise constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, Contract or otherwise.

             1.23 "Litigation" means any action, suit, proceeding, arbitration, investigation or hearing that has been commenced or threatened and could result in a Judgment.

             1.24 "Losses" means any claims, losses, liabilities, damages, Liens, penalties, costs, and expenses, including but not limited to interest which may be imposed in connection therewith, expenses of investigation, reasonable fees and disbursements of counsel and other experts, and the cost to any Person making a claim or seeking indemnification under this Agreement with respect to funds expended by such Person by reason of the occurrence of any event with respect to which indemnification is sought.

             1.25 "Manassas Park Purchase Agreement" means that certain Asset Purchase Agreement between Buyer and Cablevision of Manassas Park, Inc., dated the date hereof.

             1.26 "Manassas Park System" means that certain cable television system described in the Manassas Park Purchase Agreement.

             1.27 "Noncompetition Agreements" means the Noncompetition Agreements of Seller and the General Partners (other than C. Philip Rainwater), substantially in the form attached hereto as Exhibit A-1, and the Noncompetition Agreement of C. Philip Rainwater, substantially in the form attached hereto as Exhibit A-2.

             1.28 "Person" means any natural person, Governmental Authority, corporation, general or limited partnership, joint venture, trust, association or unincorporated entity of any kind.

             1.29 "Personal Property" means all of the equipment, plant, inventory, spare parts, supplies and other tangible personal property which are owned or leased by Seller and used or useful as of the date hereof in the conduct of the business or operations of the System, including, without limitation, all of Seller's towers, tower equipment, antennas, aboveground and underground cable, distribution systems, headend amplifiers, line amplifiers, earth satellite receive stations and related equipment, microwave equipment, testing equipment, motor vehicles, office equipment, furniture and fixtures, supplies, inventory and other physical assets, plus such additions thereto and deletions therefrom arising in the ordinary course of business and as permitted by this Agreement between the date of this Agreement and the Closing Date.

             1.30 "Real Property" means all of the fee estates and buildings and other improvements thereon, leasehold interests in real estate, private easements, private rights to access, private rights-of-way, and other real property interests (excluding the fee interest in the office building located at 9102 Manassas Drive, Manassas Park, Virginia, but including the interest of Seller as lessee of that property) which are used by Seller, or owned by Seller and useful, as of the date of this Agreement, in the conduct of the business or operations of the System, plus such additions thereto and deletions therefrom arising in the ordinary course of business and permitted by this Agreement between the date of this Agreement and the Closing Date.

             1.31 "Taxes" means all levies and assessments of any kind or nature imposed by any Governmental Authority, including but not limited to all income, sales, use, ad valorem, value added, franchise, severance, net or gross proceeds, withholding, payroll, employment, excise or property taxes, together with any interest thereon and any penalties, additions to tax or additional amounts applicable thereto.

             1.32 "Transaction Documents" means all instruments and documents executed and delivered by Buyer or Seller or any officer, director, partner or affiliate of either of them in connection with this Agreement or the transaction contemplated hereby.

             1.33 List of Additional Definitions. The following is a list of additional terms used in this Agreement and a reference to the Section hereof in which such term is defined:

                     Term                                               Section
                     ----                                               -------
                     Adjustment Time                                    2.6
                     Assets                                             2.1
                     Assumed Liabilities                                2.8
                     Balance Sheet                                      3.11
                     Buyer                                              Preamble
                     Cable Act                                          3.13.4
                     CLI                                                3.13.6
                     Communications Act                                 3.13.3
                     Current Items Amount                               2.6
                     Current Proceedings                                3.13.4
                     Deposit                                            2.3
                     Escrow Agent                                       2.3
                     Excluded Assets                                    2.2
                     Forms 394                                          5.6
                     Group                                              11
                     Indemnity Escrow Agreement                         2.4.1
                     Indemnitee                                         9.3
                     Indemnitor                                         9.3
                     Information                                        10.1
                     Initial Adjustment Certificate                     2.7
                     Non-hired Employee                                 5.5
                     Outside Closing Date                               7.1
                     Purchase Price                                     2.4
                     Seller                                             Preamble
                     Signals                                            3.13.2
                     Subscriber Adjustment Amount                       2.5
                     System(s)                                          Recitals
                     Threshold Amount                                   9.5
                     Title Commitment                                   5.3

                     Title Defect                                       5.3
                     Waller                                             11

             2.      PURCHASE AND SALE OF THE ASSETS.

             2.1 Agreement to Purchase and Sell. Subject to the terms and conditions set forth in this Agreement, at the Closing Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller, for the Purchase Price, free and clear of all Liens (except Liens for ad valorem Taxes not yet due and payable), and with full warranties of title and with full substitution and subrogation to all rights and actions of warranty against all preceding owners, the following described tangible and intangible assets used or useful in connection with the conduct of the business or operations of the System (the "Assets"):

                     (i)      the Personal Property;

                     (ii)     the Real Property;

                     (iii)    the Franchises;

                     (iv)     the Assumed Contracts;

                     (v)      the Accounts Receivable;

                     (vi)     the Licenses;

                     (vii) all of Seller's proprietary information, technical information and data, machinery and equipment warranties, maps, computer disks and tapes, plans, diagrams, blueprints and schematics relating to the System, other than as any of the foregoing relate to the Excluded Assets;

                     (viii) all books and records relating to the business or operations of the System, including executed copies of the Assumed Contracts and correspondence relating to retransmission agreements and must-carry elections, filings with the FCC or local Governmental Authorities and all backup information upon which any such filings are based, subject to the right of Seller to have such books and records made available to Seller for a reasonable period, not to exceed three years from the Closing Date;

                     (ix) the goodwill and going concern value generated by Seller with respect to the System, if any; and

                     (x) all intangible assets of Seller relating to the System not specifically described above.

             2.2 Excluded Assets. The following assets shall not be transferred to Buyer by Seller and are specifically excluded from the
    Assets:

                     (i) Seller's cash on hand as of the Closing Date and all other cash in any of Seller's bank or savings accounts, any notes, accounts and claims receivable from any affiliate of Seller, any "Other" receivables shown on Seller's financial statements, any insurance policies and rights and claims thereunder (unless assigned to Buyer pursuant to Section 12 hereof), any deposits under utility, pole rental and similar agreements for which no adjustment pursuant to Section 2.6.2 has been made, any construction and performance bonds, letters of credit, surety instruments or other similar items, and any cash surrender value in regard thereto, and any stocks, bonds, certificates of deposit, financial instruments and similar investments;

                     (ii)     any Contracts other than the Assumed Contracts;

                     (iii) Seller's account books or original entry and general ledgers, partnership agreements and minute books, financial records and tax returns, loan agreements, and other books, records and agreements related to internal partnership matters and financial relationships with Seller's lenders, and any books and records that Seller is required by law to retain, subject to the right of Buyer to have access to and to copy portions of such books and records which are relevant to Buyer's ownership and operation of the System, for a reasonable period, not to exceed three years from the Closing Date, at Buyer's sole expense and during usual business hours upon reasonable prior notice to Seller;

                     (iv) any claims, rights and interests in and to any refunds of federal, state or local franchise, income or other taxes or fees for periods prior to the Closing Date; and

                     (v) the trademarks, trade names, service marks and all other information and similar intangible assets relating to Seller or the System; provided, however, that for a period of 120 days after the Closing Date, Buyer shall have the right to operate the System using Seller's name and all derivations of such name and related tradenames, trade names and service marks in use in the System on the Closing Date.

             2.3. Deposit. Upon execution and delivery of this Agreement by Seller and Buyer, Buyer shall deliver $2,460,000 (the "Deposit") to Colorado National Bank ("Escrow Agent"), to be held and applied pursuant to the terms of that certain Deposit Escrow Agreement, dated the date hereof, by and among Seller, Buyer and Escrow Agent.

             2.4. Purchase Price. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall deliver to Seller by wire transfer of immediately available funds, to such account or accounts as are designated in writing by Seller to Buyer, the sum of $59,000,000 (the "Purchase Price"), which sum shall be (i) reduced by the amount of the Deposit, which is to be retained by the Escrow Agent to secure payment by Seller of any indemnification obligations to Buyer in accordance with the terms of an indemnity escrow agreement in substantially the form attached hereto as Exhibit B (the "Indemnity Escrow Agreement") to be delivered by Buyer, Seller and Escrow Agent at Closing, and (ii) subject to upward or downward adjustment, as the case may be, pursuant to Sections 2.5, 2.6 and
    7.2 below. At Closing, the interest accrued on the Deposit will be delivered by Escrow Agent to Buyer.

             2.5 Subscriber Adjustment. The Purchase Price shall be reduced by an amount equal to $2,885 for each Equivalent Billing Unit less than 20,450 as of the Closing (the "Subscriber Adjustment Amount") if, at Closing, the System has fewer than 20,450 Equivalent Billing Units and the System, together with the Manassas Park System, have fewer than 25,449 Equivalent Billing Units.

             2.6. Current Items Amount. Buyer or Seller, as appropriate, shall pay to the other (by increasing or decreasing the Purchase Price paid to Buyer at the Closing) the net amount of the adjustments and prorations effected pursuant to Sections 2.6.1, 2.6.2 and 2.6.3 below (the "Current Items Amount"). The adjustments provided for herein shall be made as of the close of business (5:00 p.m., Eastern time) on the Closing Date (the "Adjustment Time").

                     2.6.1. Accounts Receivable. Seller shall be entitled to an amount equal to the sum of (i) 100% of the face amount of all Accounts Receivable that are current or 30 days or less past due as of the Adjustment Time, plus (ii) 90% of the face amount of all Accounts Receivable that are between 31 days and 60 days past due as of the Adjustment Time. For purposes of making "past due" calculations, the monthly billing statements of Seller shall be deemed to be due and payable on the first day of the month during which the service to which such billing statements relate is provided.

                     2.6.2 Advance Payments and Deposits. Buyer shall be entitled to an amount equal to the aggregate of (i) all deposits of subscribers of the System for converters, decoders, and similar items, and
    (ii) all payments for services to be rendered to subscribers of the System after the Adjustment Time. Seller shall be entitled to an amount equal to the aggregate of all deposits made under utility, pole rental and similar agreements.

                     2.6.3 Expenses. As of the Adjustment Time, the following expenses shall be prorated, in accordance with generally accepted accounting principles, so that all expenses for periods prior to the Adjustment Time shall be for the account of Seller, and all expenses for periods after the Adjustment Time shall be for the account of Buyer: (i) all payments and charges under the Franchises, the Licenses, and the Assumed Contracts; (ii) the annual FCC regulatory fees; (iii) Taxes levied or assessed against any of the Assets; (iv) Taxes, if any, payable with respect to cable television service and related sales to subscribers of the System; (v) charges for utilities and other goods or services furnished to the System; (vi) copyright fees based on signal carriage by the System;
    (vii) all refund liabilities due to subscribers in connection with the rates of the System; and (viii) all other items of expense relating to the System; provided, however, that Seller and Buyer shall not prorate any items of expense payable under any Excluded Assets, all of which shall remain and be solely for the account of Seller.

             2.7 Subscriber Adjustment and Current Items Amount Calculated. The Subscriber Adjustment Amount and Current Items Amount shall be estimated in good faith to agree upon the actual Subscriber Adjustment Amount and Current Items Amount within 90 days after the Closing. Seller or Buyer, as appropriate, shall pay to the other party within 5 business days after the final determination the amount by which the parties agree that the Subscriber Adjustment Amount and Current Items Amount differ from the Subscriber Adjustment Amount and Current Items Amount as estimated in the Initial Adjustment Certificate. Any amounts in dispute at the end of such 90 day period will be determined within 120 days after the Closing Date by an accounting firm mutually agreed upon by the parties, whose determination will be conclusive. Buyer and Seller will each be responsible for one-half of the fees and expenses payable to such firm in connection with such determination. The payment required after determination of all disputed amounts will be made by the responsible party within five business days after the final determination.

         2.8 Assumption of Liabilities. As of the Closing Date, Buyer shall assume, pay, discharge, and perform the following (the "Assumed Liabilities"): (i) all liabilities and obligations with respect to acts, omissions or events occurring subsequent to the Closing Date under any Franchise, License, or Assumed Contract; (ii) other obligations and liabilities of Seller only to the extent that there shall be an adjustment in favor of Buyer with respect thereto pursuant to Section 2.6; and (iii) all obligations and liabilities arising out of Buyer's ownership of the Assets or operation of the System after the Closing Date. All debts, liabilities, and obligations arising out of or relating to the Assets or the operation of the System other than the Assumed Liabilities shall remain and be the obligations and liabilities solely of Seller.

         3.      SELLER'S REPRESENTATIONS.

         Seller represents, warrants and covenants to Buyer as follows:

         3.1 Organization and Qualification. Seller is a limited partnership duly organized, validly existing, and in good standing under the laws of the Commonwealth of Virginia, and has all requisite power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities and to carry on its business as such activities and business are currently conducted.

         3.2 Authorization. Seller has full partnership power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated in this Agreement. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated in this Agreement on the part of Seller have been duly and validly authorized and approved by all necessary action on the part of Seller, including by all necessary actions of the limited partners of Seller. This Agreement has been duly and validly executed and delivered by Seller, and is the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

         3.3 System Information. Schedule 3.3 sets forth a materially true and accurate description of the following information:

                 (i) the number of miles of activated aerial and underground cable included in the Assets;

                 (ii)     the minimum number of passings of the System;

                 (iii) a description of "Limited Basic Service," "Standard Tier Service" and "Super 2 Service" available from the System, the rates charged by Seller for each, together with the number of subscribers receiving each of the services, and any other charges by Seller for services to subscribers;

                 (iv) the number of Equivalent Billing Units of the System, calculated in accordance with the formula described in Section 1.9 above;

                 (v) the channel and bandwidth capacity of the System, the stations and signals carried by the System, the channel position of each such signal and station, and all frequencies utilized by the System; and

                 (vi) each agreement pursuant to which any broadcast station listed in Schedule 3.3 is carried by the System.

         3.4 No Other Operators. Except as described on Schedule 3.4, (i) the System is the only multiple channel operator presently serving the communities which it serves, (ii) to the best of Seller's knowledge, no other multiple channel operation is presently contemplated by any person in the communities now served by the System, and (iii) no franchises or other authorizations other than the Franchises have been issued with respect to the communities served by the System.

         3.5     Title and Condition of Personal Property.   Schedule 3.5
contains a complete description of all material items of Personal Property, other than the

Excluded Assets. The Personal Property constitutes all personal property necessary to conduct lawfully and properly the business or operations of the System as now conducted. No fewer than 90% of all converters of the System are 550MHz capable. Except as described on Schedule 3.5, Seller has good and marketable title to all of the Personal Property, free and clear of all Liens, except ad valorem Taxes not yet due and payable. All the Personal Property is in good working order and repair, ordinary wear and tear excepted.

         3.6 Franchises, Licenses, and Contracts. Schedule 3.6 contains a description of all of the Franchises, Licenses and Contracts, other than: (i) subscription agreements with individual residential subscribers for the cable services provided by the System in the ordinary course of business which may be cancelled by the System without penalty on not more than 30 days notice, and
(ii) programming agreements, except for retransmission consent agreements which Buyer has agreed to assume. Seller has delivered to Buyer true and complete copies of each of the Franchises, Licenses, and written Contracts, including any amendments thereto, other than Contracts described in clauses (i) and (ii) above and motor vehicle leases. Each of the Franchises, Licenses, and Contracts is valid, in full force and effect, and enforceable in all material respects in accordance with its terms against the parties thereto other than Seller, and Seller has fulfilled when due, or has taken all action necessary to enable it to fulfill when due, all of its material obligations thereunder. There is no uncured material default (without regard to lapse of time, the giving of notice, the election of any Person other than Seller, or any combination thereof) by Seller nor, to the knowledge of Seller, is there any uncured material default (without regard to lapse of time, the giving of notice, the election of Seller, or any combination thereof) by any Person other than Seller under any of the Franchises, Licenses, or Contracts. Neither Seller nor, to the knowledge of Seller, any other Person is in arrears in the performance or satisfaction of its material obligations under any of the Franchises, Licenses, or Contracts, and no material waiver or indulgence has been granted by any of the parties thereto. The Franchises and Licenses are, and at Closing the Franchises, Licenses and Contracts will be, sufficient to permit Seller to operate the System lawfully in the manner in which it is currently operated in all material respects.

         3.7 No Conflicts; Consents. Except as described on Schedule 3.7 or on any other Schedule to this Agreement, the execution, delivery, and performance by Seller of this Agreement does not and will not: (i) violate any provision of any Legal Requirement; (ii) conflict with or violate any provision of the Limited Partnership Agreement of Seller; (iii) conflict with, violate, result in a material breach of, constitute a material default under (without regard to requirements of notice, lapse of time, or elections of other Persons, or any combination thereof), accelerate, or permit the acceleration of the performance required by, any Contract; (iv) result in the creation or imposition of any Lien against or upon any of the Assets; or (v) require any consent, approval, or authorization of, or filing of any certificate, notice, application, report, or other document with, any Governmental Authority or other Person.

         3.8 Litigation. There is no outstanding Judgment against Seller requiring Seller to take any action of any kind with respect to the Assets or the operation of the System, or to which the System or the Assets are subject or by which they are bound or affected, and there is no Litigation pending or, to Seller's knowledge, threatened, against Seller which individually or in the aggregate reasonably could be expected to result in any materially adverse change in the financial condition or operation of the System or adversely affect in any material respect the Assets or the ability of Seller to perform its obligations under this Agreement. Except as described on Schedule 3.8, there are no proceedings pending to which Seller is a party or, to Seller's knowledge, threatened, nor have any demands been made by any Governmental Authority, utility, pole lessor, or other party, which seek or reasonably could be expected to result in the termination, modification, suspension or limitation of Seller's rights or obligations with respect to the Franchises, Licenses, or Contracts in any material respect. There are no claims, actions, suits, proceedings or investigations pending or, to Seller's knowledge, threatened, by or before any Governmental Authority, or any arbitrator, by or against or affecting or relating to Seller or its General Partner which, if adversely determined, would restrain or enjoin the consummation of the transactions contemplated by this Agreement or declare unlawful the transactions or events contemplated by this Agreement or cause any of such transactions to be rescinded. Nothing contained in this Section 3.8, however, shall constitute any representation with respect to any pending or threatened proceeding, Litigation or Judgment regarding rates charged to subscribers of the System, all such representations being made instead in Section 3.13.4 below.

         3.9     Employment Matters.

                 3.9.1 ERISA. Neither Seller nor any Employee Benefit Plan or Multiemployer Plan (as those terms are defined in ERISA) maintained by Seller or to which Seller has or has had the obligation to contribute is in violation of the provisions of ERISA in any material respect; no reportable event, within the meaning of Title IV of ERISA, has occurred and is continuing with respect to any such Employee Benefit Plan or Multiemployer Plan; and no prohibited transaction, within the meaning of Title I of ERISA, has occurred with respect to any such Employee Benefit Plan or Multiemployer Plan.

                 3.9.2 Collective Bargaining. There are no collective bargaining agreements applicable to any persons employed by Seller that render services in connection with the System, and Seller has no duty to bargain with any labor organization with respect to any such persons. There is not pending any demand for recognition or any other request or demand from a labor organization for representative status with respect to any Persons employed by Seller that render services in connection with the System.

                 3.9.3 Legal Compliance. With respect to any Persons employed by Seller that render services in connection with the System, Seller is in compliance with all applicable Legal Requirements respecting employment conditions and practices in all material respects, has withheld all amounts known by it to be required by any applicable Legal Requirements or Contracts to be withheld from wages or salaries, and is not liable for any material arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

                 3.9.4 No Unfair Practices. With respect to any Persons employed by Seller that render services in connection with the System, (i) Seller has not engaged in any material unfair labor practice within the meaning of the National Labor Relations Act and has not violated in any material respect any Legal Requirements prohibiting discrimination on the basis of race, color, national origin, sex, religion, age, marital status, or handicap in its employment conditions or practices; and (ii) there are no pending or, to Seller's knowledge, threatened unfair labor practice charges or discrimination complaints relating to race, color, national origin, sex, religion, age, marital status, or handicap against Seller before any Governmental Authority.

                 3.9.5 No Labor Controversies. There are no existing or, to Seller's knowledge, threatened, labor strikes, disputes, or grievances affecting the System or other labor controversies which could reasonably be expected to have a material and adverse effect on the financial condition or operations of the System. There are no pending or, to the knowledge of Seller, threatened arbitration proceedings under any Contracts respecting Seller's employees.

         3.10 Taxes. Seller has (i) paid all Taxes with respect to the System which have become due and payable by it and (ii) received no notice of, nor does Seller have any knowledge of, any notice of deficiency or assessment of proposed deficiency or assessment from any taxing Governmental Authority with respect to the System which has not been cured. There are no audits pending with respect to, and there are no outstanding agreements or waivers by Seller that extend the statutory period of limitations applicable to, any federal, state, local, or foreign tax returns or Taxes with respect to the System.

         3.11 Financial Statements. Seller has delivered to Buyer copies of the following financial statements, which are in accordance with all books, records, and accounts of Seller:

                 3.11.1 Balance Sheets. Audited balance sheets as of the fiscal year ended December 31, 1992, 1993 and 1994 (the "Balance Sheet"), each of which fairly and accurately present, as of the respective dates thereof, the financial condition, assets, and liabilities of the System in all material respects, and were prepared using generally accepted accounting principles; and

                 3.11.2 Statements of Operations. Audited statement of operations for the twelve-month periods ended December 31, 1992, 1993 and 1994, all of which fairly and accurately present the results of the operations of the System for the respective periods indicated in all material respects. As of the date thereof, Seller was the owner (except for certain leased equipment not material in amount) of all the properties and assets set forth in the Balance Sheet, and there are no material liabilities, accrued, absolute, contingent or otherwise, that are not reflected in the Balance Sheet.

         3.12 No Adverse Change. There has been no material adverse change in the Assets or the financial condition or operations of the System since the date of the Balance Sheet, other than change caused by or arising from any adjustment to rates or rate rollback required in connection with rate regulation of the System or arising from matters caused by or arising from legislation, rulemaking or regulation affecting the cable television industry generally, and the Assets and the financial condition and operations of the System have not been materially and adversely affected as a result of any fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or public force.

         3.13    Compliance with Legal Requirements.

                 3.13.1 No Violation of Legal Requirements. Except as described on Schedule 3.13.1, the operation of the System as currently conducted does not violate or infringe in any material respect any Legal Requirements. Seller has received no notice of any material violation by Seller or the System of any Legal Requirement applicable to the operation of the System as currently conducted.

                 3.13.2 Licensing. Seller is permitted under all applicable Franchises and FCC rules, regulations and orders to distribute the transmissions (whether television, satellite, radio or otherwise) of video programming or other information that the Seller makes available to subscribers of the System (the "Signals") and to utilize all carrier frequencies generated by the operations of the System, and is licensed to operate all the facilities required by law to be licensed, including without limitation any business radio and any cable television relay service system being operated as part of the System. Other than requests for network nonduplication and syndex protection and as described on Schedule 3.13.2, no written requests have been received by Seller during the three years preceding the date of this Agreement from the FCC, the United States Copyright Office or any other Person challenging or questioning Seller's operation of the System and of any FCC-licensed or registered facility used in conjunction with Seller's operation of the System. Seller has not violated any laws or any duty or obligation with regard to protecting the privacy rights of any past or present subscribers of the System, which violation reasonably could be expected to have a material adverse effect on the financial condition or operations of the System.

                 3.13.3 Communications Act of 1934. Without limiting the generality of the foregoing: (a) the operation of the System has been, and is, in compliance in all material respects with the Communications Act of 1934, as amended (as so amended, the "Communications Act"), and the rules and regulations of the FCC; (b) Seller has made all filings required to be made with the FCC (including cable television registration statements, annual reports and aeronautical frequency usage notices); (c) Seller has provided all notices to Subscribers under the Communications Act; and (d) Seller is and since 1988 has been certified as in compliance with, the FCC's equal employment opportunity rules. Seller has delivered to Buyer complete and correct copies of all reports and filings for the past three years made or filed pursuant to the Communications Act or FCC rules and regulations with respect to the System. A request for renewal has been timely filed under Section 626 of the Cable Communications Policy Act of 1984 with the proper Governmental Authority with respect to all cable television franchises of the System expiring within 36 months after the date of this Agreement.

                 3.13.4    Cable Act of 1992.

                           (a)  Signal Carriage.  Notwithstanding the foregoing,
Seller has complied and is in compliance in all material respects with the provisions of the Cable Television Consumer Protection and Competition Act of 1992 (the "Cable Act") and the FCC rules and regulations promulgated thereunder as such laws relate to the operation of the System. Seller has complied and is in compliance in all material respects with the must carry and retransmission consent provisions of the Cable Act and the FCC rules and regulations promulgated thereunder, including without limitation, (i) duly and timely notifying "local commercial television stations" of inadequate signal strength or increased copyright liability, if applicable, (ii) duly and timely notifying non- commercial educational stations of the location of the System's principal headend, (iii) duly and timely notifying Subscribers of changes in the channel alignment on the System, (iv) duly and timely notifying "local commercial and noncommercial television stations" of the broadcast signals carried on the System and their channel position, (v) maintaining the requisite public file identifying broadcast signal carriage, (vi) carrying the broadcast signals after June 1, 1993 on the System for all "local commercial television stations" which elected must carry status and, if required, up to two "qualified low power stations" and (vii) obtaining retransmission consent for all broadcast signals carried on the System after October 5, 1993, except for those signals carried pursuant to a must carry election or for which retransmission consent is not required.

                           (b)  Rate Regulation and Compliance.  Seller has used
reasonable good faith efforts to establish rates charged to Subscribers, and is charging such rates, that would be allowable under rules and regulations promulgated by the FCC under the Cable Act, and any authoritative interpretation thereof, if such rates were subject to regulation by any Governmental Authority, including the local franchising authority and/or the FCC. Notwithstanding the foregoing, Seller makes no representation or warranty that the rates charged to Subscribers are allowable under any rules and regulations of the FCC, or any authoritative interpretation thereof. Seller has delivered to Buyer complete and correct copies of all FCC Forms 393, 1200, 1205, 1210 and 1215 provided to franchisors and/or the FCC, or drafts thereof, with respect to the System and copies of all correspondence with any Governmental Authority relating to rate regulation generally or specific rates charged to Subscribers with respect to the System, including, without limitation, copies of any written complaints and responses filed with the FCC with respect to any rates charged to Subscribers of the System. Except as otherwise described in Schedule 3.13.4 (the "Current Proceedings"), as of the date of this Agreement, (i) there is no outstanding or unresolved rate proceeding before any Governmental Authority regarding rates charged to the Subscribers of the System; (ii) no local Governmental Authority other than the City of Manassas has been certified by the FCC as a rate regulating authority and (iii) none of the Current Proceedings, individually or in the aggregate, reasonably could be expected to result in any materially adverse change in the financial condition or operation of the System for any period after the Adjustment Time or to adversely affect in any material respect the Assets or the ability of Seller to perform its obligations under this Agreement. Seller is in compliance in all material respects with all customer service standards applicable to the System.

                 3.13.5 Holding Period. Seller will not violate and will not be subject to any requirement to obtain a waiver under the antitrafficking provisions of the Cable Act and the FCC rules promulgated thereunder as a result of the transfer of the System to Buyer contemplated by this Agreement.

                 3.13.6 CLI. Seller has conducted all system and microwave performance tests and all Cumulative Leakage Index ("CLI") related tests applicable to the System. Seller has (i) maintained appropriate log books and other recordkeeping which accurately and completely reflect in all material respects all results required to be shown thereon; (ii) to the extent required by the rules and regulations of the FCC, corrected any identified radiation leakage of the System required to be corrected in connection with Seller's monitoring obligations under the rules and regulations of the FCC; and (iii) otherwise complied in all material respects with all applicable CLI rules and regulations in connection with the operation of the System.

                 3.13.7 Copyright. Seller has deposited with the United States Copyright Office all statements of account and other documents and instruments, and paid all royalties, supplemental royalties, fees and other sums to the United States Copyright Office required under the Copyright Act with respect to the business and operations of the System as are required to obtain, hold and maintain the compulsory copyright license for cable television systems prescribed in Section 111 of the Copyright Act. Seller is in compliance in all material respects with the Copyright Act and the rules and regulations of the Copyright Office with respect to the operation of the System. Seller is entitled to hold and does hold the compulsory copyright license described in Section 111 of the Copyright Act, which compulsory copyright license is in full force and effect and has not been revoked, cancelled, encumbered or adversely affected in any manner.

         3.14    Environmental Laws and Regulations.

                 3.14.1 Superfund. Seller has not been advised that it is the subject of any "Superfund" evaluation or investigation or proceeding in connection with the Real Property, and has not been advised that it is the subject of any investigation or proceeding of any Governmental Authority evaluating whether any remedial action is necessary to respond to any release of Hazardous Substances on or in connection with the Real Property.

                 3.14.2 Permits. All permits, licenses, permissions, and other authorizations relating to Seller's use of the Real Property for the operation of the System which are required under applicable Environmental Laws have been obtained, including requirements relating to actual or threatened emissions, discharges, or releases of Hazardous Substances into ambient air, surface water, ground water, land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Substances. Seller is in compliance in all material respects with all terms and conditions of such permits, licenses, permissions, and authorizations, and is in compliance in all material respects with all other limitations, restrictions, obligations, schedules, and time-tables imposed by the Environmental Laws relating to Seller's use of the Real Property for the operation of the System. Seller has not received notice of, and has no knowledge of circumstances relating to, any past or present events, conditions, circumstances, activities, practices, incidents, actions, or plans, including but not limited to the presence, use, generation, manufacture, disposal, release, or threatened release of any Hazardous Substances from the Real Property, which reasonably could be expected to interfere with or prevent continued compliance, or which are reasonably likely to give rise to any liability, based upon or related to the processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release, or threatened release into the environment, of any Hazardous Substance from or attributable to the Real Property for the operation of the System.

                 3.14.3 Environmental Reports. Seller has delivered to Buyer copies of all environmental reports and studies that Seller has commissioned with respect to the Real Property, and such copies are true, complete and accurate copies of such reports and studies.

         3.15 Real Property. Schedule 3.15 contains descriptions of all the Real Property, which comprises all real property interests, except as provided in Section 1.30, necessary to conduct the business or operations of the System as now conducted. Seller is not aware of any easement or other real property interest, other than those described on Schedule 3.15, that is required, or that has been asserted by a Governmental Authority or a third-party to be required, to conduct the business or operations of the System, except as provided in Section 1.30. Seller has delivered to Buyer true and complete copies of all leases, easements, rights-of-way or other instruments pertaining to the Real Property (including any and all amendments and other modifications of such instruments). Seller owns no Real Property in fee. All Real Property (including the improvements thereon) (a) is in good condition and repair consistent with its present use, (b) is available to Seller for immediate use in the conduct of the business or operations of the System, and (c) complies in all material respects with all applicable building or zoning codes and the regulations of any Governmental Authority having jurisdiction over Seller or such Real Property.

         3.16 Non-Infringement. The operation of the System as currently conducted does not infringe upon, or otherwise violate, the rights of any person or entity in any copyright, trade name, trademark right, service mark, service name, patent, patent right, license, trade secret or franchise, which infringement or violation reasonably could be expected to have a material adverse effect on the financial condition or operations of the System. There is no action pending or, to Seller's knowledge, threatened with respect to any such infringement or violation.

         3.17 Books and Records. All of the books, records, and accounts of the System are in all material respects true and complete, are maintained in accordance with good business practice and all applicable Legal Requirements, accurately present and reflect in all material respects all of the transactions therein described, and are reflected accurately in all material respects in the financial statements provided to Buyer.

         3.18 Accounts Receivable. Seller is the true and lawful owner of the Accounts Receivable and has good and clear title to each Account, free and clear of all Liens, with the absolute right to transfer any interest therein. Each such Account is (i) a valid obligation of the account debtor enforceable in all material respects in accordance with its terms, and (ii) in all material respects, a true and correct statement of the account for merchandise actually sold and delivered to, or for actual services performed for and accepted by, such account debtor.

         3.19 Bonds. Schedule 3.19 contains an accurate and complete list of all bonds (franchise, construction, fidelity, or performance) of Seller which relate in any way to the ownership or use of the Assets or the operation of the System.

         3.20 Accuracy of Schedules. All Schedules to this Agreement are accurate and complete in all material respects as of the date of this Agreement.

         3.21 Disclosure. No representation or warranty by Seller, or any statement or certificate furnished by Seller to Buyer pursuant to this Agreement or in connection with the transaction contemplated by this Agreement, contains or will at the Closing contain any untrue statement of a material fact or omits or will at the Closing omit to state a material fact necessary to make the statements contained therein not misleading.

         3.22 Taxpayer Identification Number. Seller's U.S. Taxpayer Identification Number is 62-1310604.

         4.      BUYER'S REPRESENTATIONS.

         Buyer hereby represents, warrants and covenants to Seller as follows:

         4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and has all requisite power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities and to carry on its business as such activities and business are currently conducted. Buyer is duly qualified to do business as a foreign corporation and is in good standing in the State of Virginia.

         4.2 Authorization. Buyer has full corporate power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated in this Agreement. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated in this Agreement on the part of Buyer have been duly and validly authorized and approved by all necessary action on the part of Buyer, including appropriate resolutions, if necessary, of the Board of Directors of the Buyer. This Agreement has been duly and validly executed and delivered by Buyer, and is the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

         4.3 Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to Buyer's knowledge, threatened, by or before any Governmental Authority, or any arbitrator, by or against or affecting or relating to Buyer which, if adversely determined, would restrain or enjoin the consummation of the transactions contemplated by this Agreement or declare unlawful the transactions or events contemplated by this Agreement or cause any of such transactions to be rescinded.

         4.4 Disclosure. No representation or warranty of Buyer, or any statement or certificate furnished by Buyer to Seller pursuant to this Agreement or in connection with the transaction contemplated by this Agreement, contains or will contain at the Closing any untrue statement of a material fact or omits or will at the Closing omit to state a material fact necessary to make the statements contained therein not misleading.

         4.5 Taxpayer Identification Number. Buyer's U.S. Taxpayer Identification Number is 84-0613514.

         5.      COVENANTS.

         5.1 Seller's Pre-Closing Obligations. Seller covenants and agrees that, from and after the execution and delivery of this Agreement until and including the Closing Date:

                 5.1.1 Access. Seller shall give Buyer and its representatives full access during normal business hours to all of the properties, books, and records relating to the System, and furnish Buyer with such information concerning the Assets and the System as Buyer may reasonably request. Notwithstanding any investigation that Buyer may conduct of the Assets, unless Buyer has actual knowledge to the contrary, Buyer may fully rely on Seller's representations, warranties and covenants herein, which will not be waived or affected by or as a result of any such investigation.

                 5.1.2 Conduct of Business. Seller shall operate the System in the ordinary and usual course and in accordance with past practices in all material respects, which shall include, without limitation, (i) maintaining appropriate staff and management personnel at the System, consistent with past practices, (ii) maintaining adequate inventories consistent with past practices and (iii) constructing line extensions in accordance with past practices and in accordance with Franchise requirements, placing conduit or cable in new developments and fulfilling installation requests. Seller shall duly comply in all material respects with all applicable Legal Requirements, perform all of its material obligations under all of the Franchises, Licenses, and Contracts without default, and maintain the books, records, and accounts relating to the System in the usual, regular, and ordinary manner on a basis consistent with past practices, except as otherwise required by any Governmental Authority, and then only upon prompt written notice to Buyer. Seller shall not, without the prior written consent of Buyer, (x) change any rates charged for cable services or (y) add or delete any programming services on the System, unless required by a Governmental Authority, and then only upon prompt written notice to Buyer. Seller shall use reasonable efforts to keep available the services of its employees providing services in connection with the System, continue normal marketing, advertising, and promotional activities and expenditures with respect to the System as described on Schedule 5.1.2, and preserve beneficial business relationships with all customers, suppliers, and others having business or other dealings with Seller relating to the System, including Governmental Authorities having jurisdiction over Seller. Seller shall maintain the Assets in good condition and repair, ordinary wear excepted, and keep in effect the casualty and liability insurance covering the Assets in force on the date of this Agreement.

                 5.1.3 Negative Covenants. Seller shall not, except as Buyer may otherwise consent in writing, (i) modify in any material respect, terminate, renew, suspend, or abrogate any Assumed Contract other than in the ordinary course of business, (ii) modify, terminate, renew, suspend, or abrogate any Franchise or License, (iii) transfer, convey, or otherwise dispose of any of the Assets (except that Seller may use inventory and dispose of damaged or defective equipment or material in the normal course of business),
(iv) take any action that would result in the creation of a Lien on any of the Assets, (v) modify the rates charged by the System for Limited Basic Service, Standard Tier Service or Super 2 Service, (vi) engage in any marketing, subscriber installation, or collection practices that are materially inconsistent with the past practices of Seller, as described on Schedule 5.1.2, or (vii) take or omit to take any action that would cause Seller to be in breach of its representations or warranties in this Agreement in any material respect.

                 5.1.4 Consents. Seller shall use its reasonable efforts to obtain as promptly as possible, and to provide to Buyer, at or prior to the Closing, all of the Consents, in form and substance satisfactory to Buyer, including approvals of the FCC, Governmental Authorities, and other Persons. Consents for transfers of Franchises and Assumed Contracts, respectively, will be deemed to be satisfactory to Buyer if they are identical in all material respects to the applicable forms attached as Exhibit C and Exhibit D, respectively; provided, however, that the text enclosed in brackets on such Exhibits may be omitted from such forms if Seller has used reasonable efforts to include such text in the applicable Consents, but despite such efforts, the consenting party has refused to execute the form unless such text is omitted and; provided, further, that no Consent shall include any material adverse change to the terms of the underlying instrument to which the Consent applies. If any Assumed Contract is not assignable, the Consent for such Assumed Contract shall be deemed to have been obtained and delivered to Buyer if the third party to the Assumed Contract has agreed to enter into a new agreement with Buyer on terms not materially less favorable to Buyer than the terms of the Assumed Contract to which Seller is a party. Buyer will cooperate with Seller in obtaining the Consents, but Buyer will not be required (i) to make any payment to any Person from whom such Consent is sought or (ii) to accept any material adverse changes in, or the imposition of any adverse condition to any Assumed Contract or Franchise as a condition to obtaining any Consent.

                 5.1.5 Vehicle Leases. Seller shall pay any remaining balance on any leases for vehicles included in the Assets, and ensure that at Closing, such vehicles are free and clear of all Liens.

                 5.1.6 No Shopping. None of Seller, the General Partners, or their agents or representatives will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing or the termination of this Agreement, directly or indirectly (i) solicit or initiate the submission of proposals or offers from any Person for, (ii) participate in any discussions pertaining to, or (iii) furnish any information to any Person other than Buyer relating to, any direct or indirect acquisition or purchase of all or any portion of the Assets.

                 5.1.7 Financial Statements. Seller shall promptly deliver to Buyer true and complete copies of all monthly operating reports of Seller and any reports with respect to the operation of the System prepared by or for Seller at any time from the date of this Agreement until the Closing.

                 5.1.8 Notification of Certain Matters. Seller will promptly notify Buyer of any fact, event, circumstance or action (i) which, if known on the date of this Agreement, would have been required to be disclosed to Buyer pursuant to this Agreement or (ii) the existence or occurrence of which would cause any of Seller's representations or warranties under this Agreement not to be complete in any material respect.

                 5.1.9 Renewal of Access Agreements. Seller shall use all reasonable efforts to renew, on terms reasonably satisfactory to Buyer, all access agreements that have expired and that are necessary to permit Seller to operate the System lawfully in the manner in which it is currently operated in all material respects.

                 5.1.10 Oral Agreements. Seller shall use all reasonable efforts to reduce to writing all (i) oral easements necessary to permit Seller to operate the System lawfully in the manner in which it is currently operated in all material respects and (ii) oral bulk subscriber agreements, each on such terms as are approved by Buyer, such approval not to be withheld unreasonably.

         5.2 Engineering Matters. Seller covenants and agrees that it will take the following actions within the time frames set forth below:

                 5.2.1 Sweep and Balance. No later than one month prior to the Closing, Seller will complete such sweeping and balancing of the System as is necessary to enable the System to meet FCC proof of performance standards;

                 5.2.2 Preventive Maintenance. Between the date hereof and the Closing Date, Seller will regularly perform preventive maintenance on the System microwave and plant to enable the System to meet FCC proof of performance standards;

                 5.2.3 Testing. Seller shall perform testing of the System at the test points used by Seller for its most recent proof of performance tests, which tests must demonstrate, one month prior to Closing and at Closing, compliance by the System with FCC performance standards, including without limitation, the standards for carrier to noise ratios, distortion and full System bandwidth frequency response, and Seller shall promptly deliver to Buyer the written results of such tests;

                 5.2.4 Grounding. Within ten days after the date hereof, Seller shall have implemented a program in the System requiring that on each customer service call or other visit made by System staff or contractors, the drop at such customer's unit be tightened/secured, and that this grounding procedure be tracked on Cable Data, and Seller shall continue this program through the Closing Date;

                 5.2.5 Scrambling. No later than one month prior to Closing, Seller shall have scrambled no fewer than 12 tier channels on the System and the equipment used to scramble such channels, which shall be delivered to Buyer at Closing, shall be in good working order and condition at Closing; and

                 5.2.6 Studio Equipment. At its option, Seller may replace the inoperable switcher at the System's studio with a Pinnacle Aladdin Media Printer and corresponding personal computer prior to Closing. If Seller does so, Buyer shall pay to Seller at Closing the difference between the purchase price for such equipment and $5,000, up to a maximum payment by Buyer of $10,000. If Seller does not replace the studio's inoperable switcher with the equipment described above prior to Closing, the Purchase Price for the System shall be reduced by $5,000.

         5.3 Employees of Seller. Without Buyer's prior written consent, Seller shall make no change in the compensation payable or to become payable by Seller to any Person employed in connection with the conduct of the business or operations of any of the System, except in accordance with past practices. Seller shall comply with the provisions of the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. Section 2101, et seq., as it relates to the transaction contemplated hereby, including, without limitation, providing all affected employees and other necessary persons with any notice that may be required under such Act. Seller shall terminate all of the employees of the System as of the Closing Date, other than any employees whom Seller intends to retain as its ongoing employees after the Closing Date. Seller shall remain solely responsible for all salaries and all severance, vacation, sick, holiday, and other benefits to which employees of Seller may be entitled as a result of consummation of the transactions contemplated hereby, the termination of such employees, or otherwise or any other Losses claimed by any of Seller's employees for periods prior to the Closing Date. Seller acknowledges that Buyer may, but shall have no obligation to, hire any of Seller's employees that render services in connection with the operation of the System; provided, however, that Buyer shall give Seller notice at least 30 days prior to the Closing Date of the name of any employees of the System to whom Buyer does not plan to offer employment on and after the Closing Date (a "Non-Hired Employee" and, collectively, "Non-Hired Employees"). To assist Buyer in making such employment decisions, Seller shall deliver to Buyer all personnel files with respect to the employees of the System within 60 days after the date of this Agreement. To the extent permitted by law, each of Seller's employees hired by Buyer shall receive full credit under Buyer's employee benefit plans for years of service in the employ of Seller. Nothing in this Section 5.3 or in any other provision of this Agreement is intended to confer upon any employee of Seller or such employee's legal representative or heirs any rights as a third party beneficiary or otherwise or any remedies of any kind whatsoever under or by reason of this Agreement, or the transactions contemplated hereby, including without limitation any rights of employment or continued employment. All rights and obligations created by this Agreement are solely between the parties.

         5.4 Forms 394. If required, within 20 days after the date of this Agreement, Seller and Buyer shall, each at its own expense, prepare and file properly prepared Applications for Franchise Authority Consent to Assignment or Transfer of Control of Cable Television Franchise FCC 394 ("Forms 394") with the local Governmental Authorities which have issued Franchises to Seller, and shall file with such Forms 394 all additional information required by such Franchises or applicable local Legal Requirements or that the Governmental Authorities deem necessary or appropriate in connection with their consideration of the request of Seller and Buyer that such Governmental Authorities approve the transfer of the Franchises to Buyer.

         5.5 HSR Act Compliance. Within 20 days after the date of this Agreement, Seller and Buyer shall, if required, prepare and file proper premerger notification forms and affidavits in compliance with the HSR Act. Seller and Buyer shall each pay one- half of all fees payable to Governmental

Authorities in connection with such filings. If following the filing of such forms any Governmental Authority shall challenge the transaction contemplated hereby, or request additional filings or information, Seller and Buyer shall take preliminary steps to attempt to ascertain the nature of the challenge and the likelihood that the Governmental Authority will permit the transaction contemplated hereby to proceed notwithstanding the challenge. After taking such preliminary steps, neither Seller nor Buyer shall have any obligation to contest such challenge or make or provide any such filing or information, and each shall be entitled, at its option, to withdraw its filing and terminate this Agreement.

         5.6 Billing Obligations. Seller shall permit Buyer to use its CableData billing system computers, software and other fixed assets relating thereto for a period of up to 60 days after the Closing, to the extent that such assets have not been transferred by Seller to Buyer at Closing. Seller shall cooperate with all reasonable requests by Buyer in connection with the first billing cycle following the Closing, at Buyer's sole expense.

         5.7 Financial Reporting. To the extent that the financial statements described in Section 3.11 do not satisfy the requirements of Regulation S-X of the Securities and Exchange Commission, Seller shall take whatever reasonable steps are necessary to produce financial statements which meet such requirements, at Buyer's sole expense, and to deliver such financial statements within 60 days after Buyer's request therefor. Within three weeks after the Closing Date, Seller shall take whatever reasonable steps are necessary to provide Buyer with unaudited financial statements of the System for the interim period between December 31, 1994 and the last day of the calendar month immediately preceding the calendar month in which the Closing Date occurs, including an income statement for the corresponding period of the preceding fiscal year.

         5.8 Programming Agreements. Seller and Buyer will use all reasonable efforts to effect the termination, effective as of the Closing Date, of each of Seller's programming agreements insofar as they cover the System, other than the retransmission consent agreements that Buyer has agreed to assume, on terms which would not be materially adverse to Seller.

         5.9 Current Proceedings and Post-Closing Rate Proceedings. Seller shall diligently pursue the Current Proceedings and shall deliver to Buyer copies of any documents, correspondence or notices sent by or received by Seller in connection with the Current Proceedings. If any of the Current Proceedings remains ongoing at Closing, Seller's obligations described in the preceding sentence shall continue with respect to the Current Proceedings. If at any time after Closing, any Governmental Authority commences a rate proceeding, Buyer will so notify Seller. The parties will cooperate in their participation in all rate proceedings, and each party will promptly deliver to the other all information reasonably requested by such party as necessary or helpful in such proceedings. Without Seller's consent, Buyer shall not settle any such proceeding for which Seller would have any liability for periods prior to the Adjustment Time.

         6.      CONDITIONS PRECEDENT.

         6.1 Conditions Precedent to Buyer's Obligations. The obligations of Buyer under this Agreement with respect to the purchase and sale of the Assets shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions, any of which may be waived by Buyer:

                 6.1.1 Accuracy of Representations; Performance of Agreements; and Officer's Certificate. All of the representations and warranties of Seller contained in this Agreement or any Transaction Document shall be true and correct in all material respects at and as of the Closing Date; provided, however, that if at Closing, either (a) the System has fewer than 20,450 Equivalent Billing Units and the System, together with the Manassas Park System, has at least 25,449 Equivalent Billing Units or (b) the System has fewer than 20,450 Equivalent Billing Units and the System, together with the Manassas Park System, has fewer than 25,449 Equivalent Billing Units and an adjustment is made therefor pursuant to Section 2.5 hereof, then Seller's representation in Section 3.3 as to the number of Equivalent Billing Units shall be deemed to be amended to reduce it to the number of Equivalent Billing Units the System actually has at Closing. Seller shall have complied with and performed in all material respects all of the agreements, covenants, and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing. Seller shall have furnished Buyer with an executed certificate of a General Partner dated as of the Closing, certifying to the fulfillment of the foregoing conditions.

                 6.1.2 Consents. Seller shall have obtained and delivered to Buyer each of the Consents with no material adverse conditions imposed by such Consents.

                 6.1.3 No Litigation/Current Proceedings. There shall be no Legal Requirement, and no Judgment shall have been entered and not vacated by any Governmental Authority of competent jurisdiction in any Litigation or arising therefrom, which (i) enjoins, restrains, makes illegal, or prohibits consummation of the transaction contemplated by this Agreement or (ii) would prohibit Buyer's ownership or operation of any portion of the System or the Assets. The Current Proceedings either (a) shall have been concluded and/or settled in a manner which, in the aggregate, do not, or could not reasonably be expected to, have a material adverse effect on the financial condition or operations of the System for any period after the Adjustment Time or, (b) as to any outstanding Current Proceedings, Buyer shall have determined that in its reasonable good faith judgment, none of the Current Proceedings, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the financial condition or operations of the System for any period after the Adjustment Time.

                 6.1.4 HSR Act Compliance. All waiting periods under the HSR Act applicable to this Agreement or the transaction contemplated hereby shall have expired or been terminated.

                 6.1.5 Deliveries. Seller shall have made or stand willing to and able to make all of the deliveries to Buyer set forth in Section 7.2.

                 6.1.6 No Adverse Change. Between the date of this Agreement and the Closing Date, there shall have been (i) no material adverse change in the Assets or the financial condition or operations of the System, whether or not caused by conditions beyond the control of Seller, other than any change caused by or arising from any required adjustment to rates or rate rollback required in connection with rate regulation of the System or from matters caused by or arising from legislation, rulemaking or regulation affecting the cable television industry generally and (ii) no material loss, damage, impairment, confiscation or condemnation of any of the Assets that has not been repaired or replaced; provided, however, that the conditions to Closing, and exceptions thereto, specified in this Section 6.1.6 shall not apply to any Current Proceedings, which shall be governed instead by the condition to Closing set forth in the second sentence of Section 6.1.3.

                 6.1.7 Legal Matters. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto and all related legal matters shall be reasonably satisfactory to and approved by Buyer's counsel, and such counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as it reasonably shall have requested.

                 6.1.8 Equivalent Billing Units. The number of Equivalent Billing Units served by the System as of the Closing Date shall be no fewer than 20,150.

                 6.1.9 Refunds. No proceeding shall be pending before or threatened by any Governmental Authority or the FCC which reasonably could be expected to result in aggregate refund liabilities due to subscribers in connection with the rates of the System in excess of $500,000 for all periods prior to the Adjustment Time.

                 6.1.10 Access Agreements. All access agreements that have expired and that are necessary to permit Seller to operate the System lawfully in the manner in which it is operated in all material respects, shall have been renewed on terms reasonably satisfactory to Buyer.

                 6.1.11 Oral Agreements. All oral easements necessary to permit Seller to operate the System lawfully in the manner in which it is currently operated in all material respects, and all oral bulk subscriber agreements, shall have been reduced to writing on terms reasonably satisfactory to Buyer.

         6.2. Conditions Precedent to Seller's Obligations. The obligations of Seller under this Agreement with respect to the purchase and sale of the Assets shall be subject to the fulfillment on or prior to the Closing of each of the following conditions, which may be waived by Seller:

                 6.2.1 Accuracy of Representations; Performance of Agreements; and Officer's Certificate. All of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, and Buyer shall have complied with and performed in all material respects all of the agreements, covenants, and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing. Buyer shall have furnished Seller with an executed certificate of its President or any Vice President, dated as of the Closing, certifying to the fulfillment of the foregoing conditions.

                 6.2.2 No Litigation. There shall be no Legal Requirement, and no Judgment shall have been entered and not vacated by any Governmental Authority of competent jurisdiction in any Litigation or arising therefrom, which enjoins, restrains, makes illegal, or prohibits consummation of the transactions contemplated by this Agreement.

                 6.2.3 HSR Act Compliance. All waiting periods under the HSR Act applicable to this Agreement or the transaction contemplated hereby shall have expired or been terminated.

                 6.2.4 Deliveries. Buyer shall have made or stand willing and able to make all the deliveries to Seller set forth in Section 7.3.

                 6.2.5 Consents. Seller shall have obtained each of the Consents.

                 6.2.6 Equivalent Billing Units. The number of Equivalent Billing Units served by the System as of the Closing Date shall be no fewer than 20,150.

                 6.2.7 Legal Matters. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto and all related legal matters shall be reasonably satisfactory to and approved by Seller's counsel, and such counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as it reasonably shall have requested.

                 6.2.8 Refunds. No proceeding shall be pending before or threatened by any Governmental Authority or the FCC which reasonably could be expected to result in aggregate refund liabilities due to subscribers in connection with the rates of the System in excess of $500,000 for all periods prior to the Adjustment Time.

                 6.2.9 Programming Agreements. Seller shall be reasonably satisfied that arrangements shall have been made to terminate, effective as of the Closing Date, each of Seller's programming agreements insofar as they cover the System, other than the retransmission consent agreements that Buyer has agreed to assume, on terms which would not be materially adverse to Seller.

         7.      CLOSING.

         7.1 Time and Place. Subject to the satisfaction of the conditions set forth in Sections 6.1 and 6.2, the Closing shall be held in the offices of Bryan Cave, 700 13th St. N.W., Washington, D.C., on such date as Buyer and Seller may mutually agree; provided, however, that the Closing shall occur simultaneously with the closing under the Manassas Park Purchase Agreement. Notwithstanding the foregoing, if the closing does not occur on or prior to September 1, 1995 (the "Outside Closing Date"), any party that is not then in default under the Agreement may terminate the Agreement by notice to the other party given on or after the Outside Closing Date; provided, however, that if either party determines in good faith that by the Outside Closing Date, the only conditions to Closing which will not have yet been fulfilled are those set forth in Sections 6.1.2, 6.1.4, 6.1.9, 6.1.10, 6.1.11, 6.2.3, 6.2.5, 6.2.8 and
6.2.9, such
party shall have the right (if it is not then in default under the Agreement) upon notice to the other party given prior to the Outside Closing Date, to extend the Outside Closing Date to January 2, 1996 (with the Closing to occur earlier if all conditions precedent have been fulfilled prior to January 2,
1996).

         7.2 Adjustments for Extended Outside Closing Date. If the Outside Closing Date is extended beyond September 1, 1995 and the Closing occurs, the Purchase Price shall be adjusted upwards by the aggregate amounts expended by Seller between September 1, 1995 and the extended Outside Closing Date on capital projects for the System so long as Seller has received Buyer's prior written approval prior to expending such amounts; provided, that Buyer will approve such expenditures and projects which are in accordance with past practices of the System and in accordance with Franchise requirements, and reasonable in amount and purpose.

         7.3 Seller's Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

                 7.3.1 Bill of Sale. An executed Bill of Sale and Assignment in the form attached hereto as Exhibit E;

                 7.3.2 Vehicle Titles. Title certificates to all vehicles included among the Assets, endorsed for transfer of title to Buyer, and separate bills of sale therefor if required by the laws of the states in which such vehicles are titled;

                 7.3.3    Officer's Certificate.  The certificate described in
Section 6.1.1;

                 7.3.4    Consents.  The original of each Consent;

                 7.3.5 Franchises, Licenses, Assumed Contracts, and Business Records. To the extent not previously delivered, copies of all Franchises, Licenses, Assumed Contracts, customer and subscriber lists, blueprints, schedules, drawings, plans, projections, engineering records, and all files and records used by Seller in connection with its operation of the System, except for the Excluded Assets;

                 7.3.6 Noncompetition Agreements. Each executed Noncompetition Agreement;

                 7.3.7 Opinions of Counsel. The opinion of Bryan Cave, Seller's counsel, and the opinion of Cole, Raywid and Braverman, Seller's special FCC counsel, each addressed to Buyer and dated as of the Closing Date, substantially in the forms attached hereto as Exhibits F-1 and F-2, respectively;

                 7.3.8 Assignment and Assumption Agreement. An executed counterpart of an Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit G;

                 7.3.9 Indemnity Escrow Agreement. An executed counterpart of the Indemnity Escrow Agreement; and

                 7.3.10 Other Documents. Such other documents and instruments as shall be necessary to effect the intent of this Agreement and consummate the transaction contemplated by this Agreement.

         7.4 Buyer's Obligations. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

                 7.4.1 Purchase Price. The Purchase Price, payable as provided in Section 2.4.1;

                 7.4.2 Assignment and Assumption Agreement. An executed counterpart of an Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit G;

                 7.4.3    Officer's Certificate.  The certificate described in
Section 6.2.1;

                 7.4.4 Opinion of Counsel. An opinion of Elizabeth M. Steele, Buyer's General Counsel, substantially in the form of Exhibit H;

                 7.4.5 Indemnity Escrow Agreement. An executed counterpart of the Indemnity Escrow Agreement; and

                 7.4.6 Other Documents. Such other documents and instruments as shall be necessary to effect the intent of this Agreement and consummate the transaction contemplated by this Agreement.

         8.      TERMINATION.

         8.1 Termination Events. This Agreement may be terminated and the transaction contemplated by this Agreement may be abandoned:

                 (i) at any time, by the mutual agreement of Buyer and Seller;

                 (ii) by either Buyer or Seller, at any time, if the other is in material breach or default of its respective covenants, agreements, or other obligations in this Agreement, or if any of its representations in this Agreement or any Transaction Document are not true and accurate when made or when otherwise required by this Agreement to be true and accurate, provided that such breach, default or misrepresentation is incapable of cure or has not been cured within 15 calendar days after receipt of written notice of such breach, default or misrepresentation from the other party;

                 (iii) by either Buyer or Seller, upon written notice to the other, if any of the conditions to its obligations set forth in Sections 6.1 and 6.2, respectively, shall not have been satisfied on or before the Outside Closing Date for any reason other than (a) a breach or default by such party of its respective covenants, agreements, or other obligations hereunder, or (b) any of its representations herein not being true and accurate in all material respects when made or when otherwise required by this Agreement to be true and accurate in all material respects; or

                 (iv)     as otherwise provided in this Agreement.

         8.2     Effect of Termination.

                 8.2.1 Costs and Return of Information. Without limiting any other provision of this Section 8.2, if the transaction contemplated by this Agreement is terminated and abandoned as provided herein: (i) each party shall pay the costs and expenses incurred by it in connection with this Agreement, and no party (or any of its officers, directors, employees, agents, representatives or shareholders) shall be liable to any other party for any costs, expenses or damages except as expressly specified herein; (ii) each party shall re-deliver all documents, work papers and other materials of the other party relating to the transaction contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; (iii) all confidential information received by either party hereto shall be treated in accordance with
Section 10.1 hereof; and (iv) neither party hereto shall have any liability or further obligation to the other party to this Agreement except (a) as stated in subparagraphs (ii) and (iii) of this Section 8.2.1, and (b) to the extent applicable, as set forth in Sections 8.2.2 and 8.2.3 below.

                 8.2.2 Buyer's Remedies. If both (a) this Agreement is terminated prior to the Closing by Buyer pursuant to Section 8.1(ii) or (iii) and (b) Seller is in breach in any material respect of any of its representations and warranties made herein or its covenants or agreements made herein (and Buyer is not in breach in any material respect of any of its representations and warranties made herein or its covenants or agreements made herein), the Deposit and all accrued interest thereon shall be returned to Buyer, and Buyer shall also have as its sole and exclusive remedy (in addition to its right to receive the Deposit and all accrued interest thereon) the right to seek monetary damages from Seller; provided, however, that such damages shall be limited to a dollar amount equal to the amount of the Deposit and the amount of interest accrued thereon as of the date the Agreement is terminated; and provided further, that unless such breach by Seller was caused by Seller's intentional conduct, recklessness or gross negligence, Buyer shall neither be entitled to make any claim against Seller for, nor be entitled to damages from Seller for, any anticipated profits it lost as a result of Buyer's not acquiring the System; and provided further, that nothing in this Section 8.2.2 shall be an admission by Seller that Buyer shall be entitled to damages for anticipated profits under any circumstances.

                 8.2.3 Seller's Remedies. If both (a) this Agreement is terminated prior to the Closing by Seller pursuant to Section 8.1(ii) or (iii) and (b) Buyer is in breach in any material respect of any of its representations and warranties made herein or its covenants or agreements made herein (and Seller is not in breach in any material respect of any of its representations and warranties made herein or its covenants or agreements made herein), then Seller shall have as its sole and exclusive remedy the right to receive the Deposit and all interest accrued thereon as liquidated damages and not as a penalty.

         9.      SURVIVAL OF REPRESENTATIONS AND INDEMNITY.

         9.1 Survival of Representations, Warranties and Covenants. All representations, warranties, covenants and agreements contained in this Agreement and in any Transaction Document shall be deemed continuing representations, warranties, covenants and agreements and shall survive the

Closing Date as specified herein. The representations and warranties contained in this Agreement and in any Transaction Document shall survive for a period ending on the date which is 12 months after the Closing Date, except for representations and warranties set forth in Section 3.10, which shall survive for the period of the applicable statute or limitations. Notwithstanding the limitation contained in the preceding sentence, there shall be no time limitation or restriction other than as provided by law for pending claims hereunder that were made on or before the date which is 12 months after the Closing Date.

         9.2 Seller's Indemnity. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Buyer or any information Buyer may have, Seller shall indemnify and hold Buyer, its respective affiliates, officers, directors, employees, agents, and representatives, and any Person claiming by or through any of them, as the case may be, harmless from and against any Losses arising out of or resulting from:

                 (i) all actual or purported liabilities and obligations of Seller, and all claims and demands made in respect thereof whether or not known or asserted at or prior to the Closing (except the Assumed Liabilities), relating to the System;

                 (ii) all refund liabilities due to subscribers for periods before the Adjustment Time that arise in connection with rate proceedings;

                 (iii)    the operation of the System prior to the Adjustment
                          Time;

                 (iv) any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of Seller under this Agreement or any Transaction Document, except such as may have been disclosed in writing by Seller to Buyer at Closing and waived by Buyer at Closing; and

                 (v) any liabilities relating to any Non-Hired Employee asserted under any federal, state or local law or regulation or otherwise pertaining to any labor or employment matter arising out of actions occurring prior to the Closing.

         9.3 Buyer's Indemnity. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Seller or any information Seller may have, Buyer shall indemnify and hold Seller, its affiliates, officers, directors, employees, agents, and representatives, and any Person claiming by or through any of them, as the case may be, from and against any Losses arising out of or resulting from:

                 (i)      the Assumed Liabilities; and

                 (ii) any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of Buyer under this Agreement or any Transaction Document.

         9.4     Procedure for Indemnified Third Party Claim.   Promptly after
receipt by a party entitled to indemnification under this Agreement (the "Indemnitee") of written notice of the assertion or the commencement of any Litigation with respect to any matter referred to in Sections 9.2 and 9.3, the Indemnitee shall give written notice thereof to the party from whom indemnification is sought pursuant hereto (the "Indemnitor") and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided, however, that failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder, except to the extent the Indemnitee is prejudiced thereby. In case any Litigation shall be brought against any Indemnitee, the Indemnitor shall be entitled to participate in such Litigation and, at the request of the Indemnitee, shall assume the defense thereof with counsel satisfactory to the Indemnitee, at the Indemnitor's sole expense. If the Indemnitor shall assume the defense of any Litigation, it shall not settle the Litigation unless the settlement shall include as an unconditional term thereof the giving by the claimant or the plaintiff of a release of the Indemnitee, satisfactory to the Indemnitee, from all liability with respect to such Litigation.

         9.5 Determination of Indemnification Amounts.. Seller and Buyer shall have no liability under Sections 9.2 and 9.3, respectively, unless the aggregate amount of Losses otherwise subject to its indemnification obligations thereunder exceeds $50,000 (the "Threshold Amount"); provided, however, that when the Losses of an Indemnitee exceed the Threshold Amount, the Indemnitor shall be liable for the Indemnitee's aggregate Losses of the Threshold Amount and any Losses in excess of the Threshold Amount. All Losses shall be computed net of any insurance proceeds received which reduces the Losses that would otherwise be sustained.

         9.6 Indemnity Escrow. As described in Section 2.4 above, at Closing, the Deposit is to be retained by Escrow Agent and applied in accordance with the terms of the Indemnity Escrow Agreement. Buyer's sole remedy hereunder for claims against Seller or any of the General Partners arising out of or relating to this Agreement, other than any (i) claims for a breach of Seller's representation set forth in Section 3.10, (ii) claims of fraud on the part of Seller in connection with this Agreement or the transactions contemplated hereby or (iii) claims for breach by any General Partner of its Noncompetition Agreement, shall be under the Indemnity Escrow Agreement.

         10.     CONFIDENTIALITY AND PRESS RELEASES.

         10.1 Confidentiality. Each party shall maintain the confidentiality of all documents or other information or data of the other party, whether written or oral, and furnished to such party or its employees, agents or consultants in the course of the negotiation of this Agreement or in connection with the transactions contemplated hereby (the "Information"). Each party will hold and will use all reasonable efforts to cause its officers, directors, partners, employees, lenders, accountants, representatives, agents, consultants and advisors to hold in strict confidence all of the Information, and will not, without the prior written consent of the other party, (i) use the Information for any purpose other than in connection with the transactions contemplated by this Agreement or (ii) release or disclose any Information to any other person, except to such foregoing persons, and to potential venturers or partners of Buyer, who need to know the Information in connection with the transactions contemplated by this Agreement, who are informed by Buyer of the confidential nature of the Information and who agree to be bound by the terms and conditions hereof. Notwithstanding the foregoing, the following will not constitute Information for the purposes of this letter:

                 (a) information that a party can show was known by it, its directors, officers, partners, employees, consultants or by its affiliates prior to the disclosure thereof by the other party;

                 (b) information that is or becomes generally available to the public other than as a result of a disclosure directly or indirectly by the party or its directors, officers, partners, employees or consultants in breach of this Section 10;

                 (c) information that is independently developed by such party, its directors, officers, partners, employees, consultants or its affiliates; or

                 (d) information that is or becomes available to such party on a non-confidential basis from a source other than the other party or its directors, officers, partners, employees, provided that such source is not known by the party receiving the Information to be bound by any obligation of confidentiality in relation thereto.

         10.2 Press Releases. Neither Buyer nor Seller will issue (or allow their affiliates, brokers, agents or representatives to issue) any press release or make any public statement, written or oral, of the existence or terms of this Agreement or the transactions contemplated hereby without the consent of the other party, except as may be required by applicable law, listing agreement with any securities exchange or similar agreement or requirement, in which case the parties hereto shall consult on the content of any disclosure prior to its public dissemination; provided, however, that Buyer understands that from time to time, Seller must advise its limited partners with respect to this Agreement and the transactions contemplated hereby, and Buyer will not unreasonably withhold its consent to such communications. This provision shall not, however, be construed to prohibit any party from making any disclosures to any Governmental Authority which it is required to make under any Legal Requirement, or from filing this Agreement with, or disclosing the terms of this Agreement to, any governmentally regulated institutional lender to such party.

         11.     BROKERAGE FEES.

         Each party hereto represents and warrants to the other that it has not incurred any obligations or liabilities, contingent or otherwise, for brokerage or finder's fees or agent's commissions or other like payment in connection with this Agreement or the transactions contemplated hereby for which it will have any liability, except (a) Buyer has retained Jones Financial Group, Ltd. (the "Group") as its sole broker and finder in connection with this Agreement and the transaction contemplated hereby, and Buyer has agreed to pay the entire commission of the Group and (b) Seller has retained Waller Capital Corporation ("Waller") as its sole broker and finder in connection with this Agreement and the transactions contemplated hereby, and Seller has agreed to pay the entire commission of Waller. Buyer shall have no liability or responsibility for the commission payable to Waller. Seller shall have no liability or responsibility for the commissions payable to Group. Buyer shall indemnify and hold Seller harmless against and in respect of any breach by it of the provisions of this
Section 11, and Seller shall indemnify and hold Buyer harmless against and in respect of any breach by it of the provisions of this Section 11.

         12.     CASUALTY LOSSES.

         The risk of any loss or damage to the Assets resulting from fire, theft or any other casualty (except reasonable wear and tear) shall be borne by Seller at all times prior to the Adjustment Time. If any such loss or damage shall be sufficiently substantial so as to preclude and prevent within 30 days from the occurrence of the event resulting in such loss or damage resumption of normal operations of any material portion of the System or replacement or restoration of the lost or damaged Assets, Seller shall immediately notify Buyer in writing of its inability to resume normal operations or to replace or restore the lost or damaged Assets, and Buyer, at any time within 10 days after receipt of such notice, may elect by written notice to Seller to either (i) waive such defect and proceed toward consummation of the transaction in accordance with terms of this Agreement, or (ii) terminate this Agreement. If Buyer elects to terminate this Agreement, Buyer and Seller shall stand fully released and discharged of any and all obligations hereunder, and the Deposit and all interest accrued thereon shall be returned to Buyer. If Buyer shall elect to consummate the transaction contemplated by this Agreement notwithstanding such loss or damage and does so, all insurance proceeds payable as a result of the occurrence of the event resulting in such loss or damage shall be delivered by Seller to Buyer, or the rights thereto shall be assigned by Seller to Buyer if not yet paid over to Seller.

         13.     MISCELLANEOUS.

         13.1 Further Assurances. From time to time after the Closing, Seller shall, if requested by Buyer, make, execute and deliver to Buyer such additional assignments, bills of sale, deeds and other instruments of transfer, as may be necessary or proper to transfer to Buyer all of Seller's right, title, and interest in and to the Assets. Such efforts and assistance shall be without cost to Buyer.

         13.2 Notices. All notices, requests, demands, and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) mailed, registered or certified mail, return receipt requested, postage prepaid, (ii) delivered by hand, (iii) sent by facsimile transmission, or (iv) delivered by overnight courier, to the following addresses, or at such other address as a party may designate by notice given in accordance with this Section 13.2:

         (i)     If to Buyer:

                 Jones Intercable, Inc.
                 9697 East Mineral Avenue
                 P.O. Box 3309
                 Englewood, Colorado 80155-3309
                 Attention:  President
                 Facsimile No.:  (303) 799-1644

                 With a copy to:

                 Jones Intercable, Inc.
                 9697 East Mineral Avenue
                 P.O. Box 3309
                 Englewood, Colorado 80155-3309
                 Attention:  General Counsel
                 Facsimile No.:  (303) 799-1644

         (ii)    If to Seller:

                 Benchmark/Manassas Cable Fund Limited Partnership
                 c/o Benchmark Communications Limited Partnership
                 21545 Ridgetop Circle
                 Sterling, Virginia  20166
                 Attn: R. Calvin Sutliff, Jr. and C. Philip Rainwater Facsimile No. (703) 444-9797

                 With a copy to:

                 R. Calvin Sutliff, Jr.
                 4347 Hawthorne Street, N.W.
                 Washington, D.C. 20016
                 Facsimile No.  (202) 364-8578

                 and to

                 Bryan Cave
                 700 Thirteenth Street, N.W.
                 Washington, D.C. 20006
                 Attn:  William F. Bavinger, Esq.
                 Facsimile No.  (202) 508-6200

         Notices delivered personally, by overnight courier or by registered or certified mail shall be effective upon receipt by the intended recipient. Notices transmitted by facsimile transmission shall be effective when confirmation of transmission is received.

         13.3 Assignment; Binding Effect. Neither party may assign this Agreement or any interest herein without the prior written consent of the other party; provided, however, that Seller may distribute an undivided interest in the Assets to one or more of its partners (each a "Distributee"), who shall agree to be bound by the terms and conditions under this Agreement and shall assign his or its rights and delegate all of his or its obligations under this Agreement to a Qualified Intermediary for purposes of executing a tax deferred exchange pursuant to the provisions of Section 1031 of the Internal Revenue Code of 1986, as amended, and in that event Buyer agrees to deliver the related portion of the Purchase Price to such Qualified Intermediary as instructed by the Distributee and approved by the Seller and; provided further, that Seller may only make such distribution and the Distributees may only make such assignments and delegations to a Qualified Intermediary if such actions would not violate the terms of the Franchises or any other Legal Requirement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         13.4 Expenses. Each party shall bear its own expenses and the fees and expenses of its legal counsel, accountants, and other experts incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated by this Agreement.

         13.5 Taxes. Any sales, use, transfer or documentary taxes imposed by any Governmental Authority in connection with the sale and delivery of the Assets and rights acquired by Buyer under this Agreement shall be paid one-half by Seller and one-half by Buyer.

         13.6 Collection of Accounts. From and after the Closing Date, Buyer shall have the right and authority, at its expense, to collect for its account all items to which it is entitled as provided in this Agreement and to endorse with the name of Seller any checks or drafts received on account of any such items.

         13.7 Entire Agreement; Amendments; and Waivers. This Agreement merges all previous negotiations between the parties hereto and constitutes the entire agreement and understanding between the parties with respect to the subject matter of this Agreement. No alteration, modification or change of this Agreement shall be valid except by an agreement in writing executed by the parties hereto. No failure or delay by any party in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power, or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power, or privilege shall preclude the further or full exercise thereof.

         13.8 Counterparts. This Agreement may be executed in one or more counterparts with the same effect as if all of the signatures on such counterparts appeared on one document. All executed counterparts shall together constitute one and the same agreement.

         13.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

         13.10 Schedules and Exhibits; Headings. All references herein to Schedules and Exhibits are to the Schedules and Exhibits attached hereto, which shall be incorporated in and constitute a part of this Agreement by such reference. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of this Agreement.

         13.11 Governing Law. The validity, performance, and enforcement of this Agreement and all Transaction Documents, unless expressly provided to the contrary, shall be governed by the laws of the Commonwealth of Virginia, without giving effect to the principles of conflicts of law of such State.

         13.12 Third Parties; Joint Ventures. This Agreement constitutes an agreement solely among the parties hereto for their benefit, and except as otherwise provided herein, is not intended to and will not confer any rights, remedies, obligations, or liabilities, legal or equitable, including any right of employment, on any Person (including but not limited to any employee or former employee of Seller) other than the parties hereto, and their respective successors, or assigns, or otherwise constitute any Person a third party beneficiary under or by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the parties hereto partners or participants in a joint venture.

         13.13 Construction. This Agreement has been negotiated by Buyer and Seller and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement shall not apply in any construction or interpretation of this Agreement.

         13.14 Allocation of the Purchase Price. The Purchase Price shall be allocated among the Assets as determined by Kane Reece Associates, Inc. or another appraiser of cable television assets acceptable to both parties.





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

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                SELLER:

                                BENCHMARK/MANASSAS CABLE FUND
                                LIMITED PARTNERSHIP,
                                a Virginia limited partnership

                                By: /s/ R. Calvin Sutliff, Jr.
                                    -------------------------------------------
                                    R. Calvin Sutliff, Jr., a General Partner

                                By: /s/ C. Philip Rainwater
                                    -------------------------------------------
                                    C. Philip Rainwater, a General Partner


                                BUYER:

                                JONES INTERCABLE, INC.,
                                a Colorado corporation


                                By: /s/ James B. O'Brien
                                    -------------------------------------------
                                Title:  President





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